EX 99.28(i)

JNL STRATEGIC INCOME FUND LLC
225 West Wacker Drive, Suite 1200 Chicago, Illinois 60606
(517) 381-5500

November 8, 2012

Board of Managers
JNL Strategic Income Fund LLC
225 West Wacker Drive, Suite 1200
Chicago, Illinois 60606

Re:	Opinion of Counsel – JNL Strategic Income Fund LLC

Ladies and Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Pre-Effective Amendment No. 3 to the Registration Statement on Form N-1A with respect to the JNL Strategic Income Fund LLC.  We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.	The JNL Strategic Income Fund LLC (“Fund”) is an open-end management investment company.

2.	The Fund is created and validly existing pursuant to the Delaware Laws.

3.
All of the prescribed Fund procedures for the issuance of the interests have been followed, and, when such interests are issued in accordance with the Prospectus contained in the Registration Statement for such interests, all state requirements relating to such Fund interests will have been complied with.

4.
Upon the acceptance of purchase payments made by interest holders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such interest holders will have legally-issued, fully paid, non-assessable interests of the Fund.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Susan S. Rhee

Susan S. Rhee
Vice President, Chief Legal Officer & Secretary